FOR IMMEDIATE RELEASE

August 1, 2000

MGI  PROPERTIES  ("MGI")
DECLARES  LIQUIDATING  DISTRIBUTION  OF  $1.85  PER  SHARE;
SETS  DATE  FOR  TERMINATION  OF  MGI  AND
FORMATION  OF  LIQUIDATING  TRUST

            BOSTON, MASSACHUSETTS . . . . W. Pearce Coues, Chairman of the Board
of Trustees, today announced that MGI Properties' (NYSE:MGI) Board of Trustees has declared a liquidating distribution of $1.85 per share payable September 28, 2000 to shareholders of record at the close of business on September 14, 2000. Since the October 14, 1998 liquidation vote, liquidating distributions, inclusive of the $1.85, will total $29.01 per share. Mr. Coues stated that MGI Properties will be terminated as of September 30, 2000, at which time its remaining assets, which currently include cash and three properties, will contemporaneously be distributed, subject to any of its remaining liabilities, to a liquidating trust to be known as the MGI Properties Liquidating Trust. The last day of trading of the Trust's Common Shares on the New York Stock Exchange will be September 27, 2000. MGI's stock transfer books will be closed as of the close of business on September 27, 2000.

            It is presently estimated that the MGI Properties Liquidating Trust should also be in a position to make future cash distributions totaling approximately $.65 per share, based upon funds available, estimated net proceeds to be realized from the sales of three remaining properties, the estimated timing of such sales, the level of reserves deemed necessary or appropriate, and other considerations. It is anticipated that such amount may be paid in one or two distributions. The final payment may occur one year or more after the establishment of the MGI Properties Liquidating Trust. However, no assurances can be given as to the amount or the actual timing of any further cash distributions.

            The purpose of the MGI Properties Liquidating Trust will be to dispose of the then remaining properties, satisfy any liabilities of MGI Properties, and distribute any remaining assets to the beneficial owners of the MGI Properties Liquidating Trust. Shareholders will have the same interests in the MGI Properties Liquidating Trust as they did in MGI Properties, however, their interests in the MGI Properties Liquidating Trust will not be transferable or assignable except by will, intestate succession or operation of law. As a result, shareholders will not be able to sell or transfer their interests in the MGI Properties Liquidating Trust subsequent to the termination of MGI Properties.

                                      # # #

For further information contact:
Phillip C. Vitali, Executive Vice President and Treasurer (617) 248-2300


            This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of and the timing of the sales of the Trust's remaining properties during the course of the liquidation; the amount and timing of any remaining liquidating distributions; changes in national and local economic and


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financial  market  conditions,  as well as those factors set forth in MGI's Form
10-K for the year ended November 30, 1999, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption and Implementation of Liquidation Plan," and the Form 10-Q for the quarter ended May 31, 2000.